Exhibit 5.1
March 27, 2024

Cardiff Oncology, Inc.
11055 Flintkote Avenue
San Diego, CA 92121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Cardiff Oncology, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 1,435,256 shares (the “Inducement Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) issuable upon the vesting and exercise of stock options granted as inducement awards by the Company to employees in accordance with Nasdaq Listing Rule 5635(c)(4).

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, the By-Laws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon such examination and review, we are of the opinion that the Inducement Shares will, upon issuance and delivery in accordance with the terms of their respective inducement awards, be legally issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Sheppard Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP

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